Capital Income Builder
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

October 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,391,742
Class B	$87,578
Class C	$259,907
Class F1	$119,332
Class F2	$60,683
Total	$2,919,242
Class 529-A	$63,543
Class 529-B	$4,132
Class 529-C	$18,173
Class 529-E	$2,631
Class 529-F1	$1,864
Class R-1	$5,038
Class R-2	$23,552
Class R-3	$34,394
Class R-4	$16,051
Class R-5	$19,155
Class R-6	$26,508
Total	$215,041

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$2.0850
Class B	$1.6759
Class C	$1.6672
Class F1	$2.0670
Class F2	$2.1868
Class 529-A	$2.0496
Class 529-B	$1.6271
Class 529-C	$1.6506
Class 529-E	$1.9107
Class 529-F1	$2.1564
Class R-1	$1.6783
Class R-2	$1.6767
Class R-3	$1.9027
Class R-4	$2.0607
Class R-5	$2.2100
Class R-6	$2.2353

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,119,518
Class B	42,655
Class C	145,684
Class F1	55,347
Class F2	30,255
Total	1,393,459
Class 529-A	32,385
Class 529-B	2,234
Class 529-C	11,321
Class 529-E	1,401
Class 529-F1	948
Class R-1	2,948
Class R-2	13,929
Class R-3	17,932
Class R-4	7,927
Class R-5	7,959
Class R-6	13,534
Total	112,518

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$49.34
Class B	$49.36
Class C	$49.34
Class F1	$49.35
Class F2	$49.32
Class 529-A	$49.33
Class 529-B	$49.34
Class 529-C	$49.31
Class 529-E	$49.33
Class 529-F1	$49.34
Class R-1	$49.31
Class R-2	$49.32
Class R-3	$49.33
Class R-4	$49.33
Class R-5	$49.35
Class R-6	$49.35